Exhibit 5.1

King & Spalding LLP 1185 Avenue of the Americas 34th Floor New York, NY 10036-2601 www.kslaw.com

August 3, 2022

Evolent Health, Inc.

800 N. Glebe Road, Suite 500

Arlington, Virginia 22203

Ladies and Gentlemen:

We have acted as counsel to Evolent Health, Inc., a Delaware corporation (the “Corporation”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 3,741,731 shares of the Corporation’s Class A common stock, par value $0.01 per share (the “Shares”). This opinion is being rendered in connection with the Corporation’s Registration Statement on Form S-3ASR (File No. 333-266495) (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission under the Securities Act, the prospectus included in the Registration Statement, and the prospectus supplement, dated August 3, 2022 relating to the Shares (the “Prospectus Supplement”). The Shares may be offered and sold from time to time by the selling stockholders named in the Prospectus Supplement.

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates, statements and representations of public officials and representatives of the Corporation.

Based on the foregoing, and subject to the additional assumptions, qualifications and limitations set forth below, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Corporation in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the current report on Form 8-K filed on August 3, 2022 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP